EXHIBIT NUMBER 11

             INFORMATION MANAGEMENT RESOURCES, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
               (Unaudited and in thousands except per share data)

                                                  Three Months Ended   Six Months Ended
                                                        June 30,             June 30,
                                                   -----------------   -----------------
                                                    1997      1996       1997      1996
                                                   -------   -------   -------   -------
Pro forma net income ...........................   $ 2,477   $   521   $ 3,909   $   944

Shares:
   Weighted average number of common shares
      outstanding ..............................    15,060     9,606    15,057     9,606
   Assuming conversion of options issued and
      outstanding ..............................     7,248     7,358     7,215     7,355
                                                   -------   -------   -------   -------

   Weighted average common and
      common stock equivalent shares outstanding    22,308    16,964    22,272    16,961
                                                   =======   =======   =======   =======



Pro forma net income per share..................     $0.11     $0.03     $0.18     $0.06
                                                     =====     =====     =====     =====





















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